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                         AMENDMENT TO THE
                     ARTICLES OF INCORPORATION
                                 OF
                            KOWTOW, INC.

(NAME CHANGED HEREIN TO AFFORDABLE HOMES OF AMERICA, INC.)
WHEREAS, there as issued by the Secretary of State a Charter constitu-ting and creating KOWTOW, INC., a corporation organized under the laws of this state with irs principal place ofbusiness in Las Vegas, Nevada, and a capital stock of One Hundred Thousand Dollars($1.00,000.00), divided into One Hundred Million (100,000.000) shares of a par value of one mill (1/10 cent) each, empowering it to engage in any activity or business not in conflict with the lawsof the State of Nevada or of the United States ofAmerica.The undersigned. President and Secretary of KOWTOW, INC. hereby certify that byresolutions duly adopted unanimously by the Board of Directors of the Company pursuant towritten action effective as of March 19. 1999; and by resolutions duly adopted by a majority of the shareholders of all classes of stock outstanding and entitled to vote thereon of the Company pursuant to written action effective as of March 19, 1999 amending the Articles of Incorporation as follows:

That Article 1. be amended and changed to read as follows;

Name; The name of the Corporation is AFFORDABLE HOMES OF AMERICA, INC.